                          SUBSIDIARIES OF BUFFETS, INC.


                              STATE OF
NAME OF SUBSIDIARIES        INCORPORATION          DOING BUSINESS AS
--------------------        -------------          -----------------

Dinertainment, Inc.            Minnesota
Evergreen Buffets, Inc.        Oregon              Old Country Buffet
HTB Ventures I, Inc.           Delaware
HTB Ventures II, Inc.          Delaware
HomeTown Buffet, Inc.          Delaware            HomeTown Buffet
HomeTown Construction and
 Development, Inc.             Delaware
OCB Restaurant Co.             Minnesota           Old Country Buffet
OCB Realty Co.                 Minnesota
OCB Purchasing Co.             Minnesota
OCB Property Co.               Minnesota